LA CURRITA GROUPINGS AGREEMENT

OPTION TO EARN INTEREST AND FORM JOINT VENTURE

THIS AGREEMENT AND TERMS WITHIN THIS AGREEMENT ARE BEING ENTERED INTO BY BOTH PARTIES TO REPLACE, IN ITS ENTIRETY, THE “LA CURRITA GROUPINGS” JOINT VENTURE AGREEMENT BETWEEN AMERMIN S.A. de C.V., a 97% OWNED SUBSIDIARY OF TARA GOLD RESOURCES CORP. AND RAVEN GOLD CORP. DATED AUGUST 23, 2006, AS AMENDED BY AMENDMENT NO. 1 TO JOINT VENTURE AGREEMENT DATED MARCH 30, 2007. THIS AGREEMENT PROVIDES FOR OPTIONS TO EARN–IN FROM TARA GOLD RESOURCES CORP., BY RAVEN GOLD CORP., OF AN INITIAL 25%, FOLLOWED BY 40% AND UP TO A 60% JOINT VENTURE INTEREST IN THE LA CURRITA GROUPINGS IN CHIHUAHUA, MEXICO.

WHEREAS:

A.

Tara Gold Resources Corp. has an option to acquire a 100% interest in the La Currita Groupings (“La Currita”), the La Currita Mill and mining operations (together the “La Currita”) located in Chihuahua, Mexico.

B.

La Currita is approximately 192 acres and the claims comprising La Currita are as described in the table appended hereto as Schedule “A”.

C.

Amermin S.A. de C.V., a 97% owned subsidiary of Tara Gold Resources Corp. (“Tara”) and Raven Gold Corp. (“Raven”) entered into the Joint Venture Agreement, dated August 23, 2006, as amended by Amendment No. 1 to Joint Venture Agreement, dated March 30, 2007, which provided an option for Raven to earn up to 60% interest in the La Currita Groupings. This existing agreement is appended hereto as Schedule “B”, and Amendment No. 1 is appended hereto as Schedule “C”.

D.

Tara and Raven have both invested money and efforts into La Currita towards meeting the terms of the August 23, 2006 agreement. These monies and efforts are considered historical and will not be re-addressed in this agreement.

E.

Tara and Raven have discussed the corporate focus of both parties and focus needed for La Currita to uncover the full potential of the project. It has been decided by both parties to refocus its efforts and capital towards a more extensive exploration program. Both parties decided that this is best expressed by a new agreement, this agreement (“Agreement”).

F.

All figures in this Agreement are expressed in United States Dollars.

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NOW THEREFORE:

1)

To earn an initial 25% undivided interest in La Currita, Raven must:

a.

Make a payment of $250,000 upon the execution of this Agreement;

b.

Make a payment of $50,000 no later than May 4, 2007;

c.

Make a payment of $205,000 no later than May 20, 2007 to address the final property payment and IVA Taxes due;

d.

Make a payment of $100,000 no later than May 31, 2007; and

e.

Deliver 500,000 Rule 144 common shares of Raven, to Tara, by May 15, 2007.

2)

Upon earning 25% participating interest in La Currita, Raven shall be the operator of all exploration efforts for the joint venture, so long as it meets all of the deadlines stated in Paragraph 3 & 4 of this agreement. If at anytime Raven fails to meet any of the deadlines outlined in 3 & 4, it shall immediately cease to be operator of exploration and/or production efforts. Tara may have its representatives on location at any and all times to observe all operations.

3)

Raven may elect to increase its interest in La Currita to 40%, by providing notice to Tara to do so by June 10, 2007 and by meeting the following terms:

a.

Deliver an additional 500,000 Rule 144 common shares, to Tara, at notification on or before June 10, 2007;

b.

Spend $1,375,000 on La Currita exploration on or before May 30, 2008. Only direct exploration costs are eligible to be counted towards the La Currita spending. Indirect costs, such as management overhead, are not eligible;

c.

Provide to Tara an audited statement of the expenditures provided by an independent accounting firm to be mutually accepted by both parties, along with supporting documents, on a quarterly basis and upon spending the required $1,375,000. Additionally, Raven shall supply Tara with all documents related to expenditures on a monthly basis; related to all expenditures made on a trailing 90 day period; and

d.

Provide Tara 90 days to review the final audit statement of the expenditures and await Tara’s acceptance of the eligible spending and letter stating that Raven has earned its 40% participating interest, this letter is to be issued to Raven no later than 7 days after the review period is over to a maximum review period of 90 days.

e.

In the event that Raven fails to take any of the actions by the dates outlined in subparagraphs a) through c) above, Raven shall forfeit the ability to increase its

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interest in La Currita and furthermore shall forfeit any claims to any payments or costs expended or any shares delivered to Tara pursuant to subparagraphs a. & b.

f.

Upon Raven earning 25%, the parties shall in good faith negotiate a definitive joint venture agreement containing the usual representations, warrantees and content typical of a joint venture agreement on or before May 30, 2008. If for any reason the parties cannot negotiate the definitive joint venture agreement, it will be resolved by arbitration.

4)

Raven may elect to increase its interest in La Currita to 60%, by providing notice to Tara to do so on or before June 10, 2008 and by meeting the following terms:

a.

Deliver an additional 500,000 Rule 144 common shares, to Tara, at notification to increase its interest to 60%;

b.

Spend an additional $2,875,000 on La Currita exploration on or before November 30, 2009. Only direct exploration costs are eligible to be counted towards the La Currita spending. Indirect costs, such as management overheard, are not eligible;

c.

Provide to Tara an audited statement of the expenditures provided by an independent accounting firm to be mutually accepted by both parties, along with supporting documents, on a quarterly basis and upon spending the required additional $2,875,000. Additionally, Raven shall supply Tara with all documents related to expenditures on a monthly basis; related to all expenditures made on a trailing 90 day period; and

d.

Provide Tara 90 days to review the final audit statement of the expenditures and await Tara’s acceptance of the eligible spending and letter stating that Raven has earned its 60% participating interest, this letter is to be issued to Raven no later than 7 days after the review period is over to a maximum review period of 90 days.

5)

Raven will make an additional payment of $100,000 to Tara on every anniversary date of this agreement to maintain its interest earned and to keep the Agreement in good standing.

6)

Until and unless Raven earns its 60% interest pursuant to paragraph 4, Tara shall not be required to fund any Joint Venture costs or any other expenditures; Raven will have sole responsibility for such costs or expenditures. Upon Raven earning 60% participating interest, Raven and Tara shall be required to fund all joint venture costs and expenditures in proportion to each party's participating interest. Raven will provide to Tara an audited statement of the expenditures, along with supporting documents, on a quarterly basis and give Tara 90 days to review the audit statement before forwarding, to Raven, its participating interest of the expenditures. If either party elects not to contribute its proportionate share to an approved program and budget such parties' participating interest shall be subject to straight-line dilution. Raven shall defend and indemnify Tara from any and all claims for acts related to this Agreement; and furthermore shall be responsible to remove any liens filed arising from its actions.

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7)

Once a participant interest has been diluted to a 10% interest, this interest will automatically convert into a 3% N.S.R. and the Agreement will become null and void. For a period of no longer then 1 year, the majority party will have the option to reduce the 3% NSR to 1% in exchange for a $2,000,000 payment.

8)

Should Raven decide not to pursue exploration efforts, i.e. at outlined in paragraphs 3 & 4, then Raven will cease to be the operator of La Currita. In such a case, Raven will hold a silent, non-voting, participation interest that it has fully earned by meeting all the terms for that interest level. Raven’s silent, non-voting, participation interest, shall be subject to straight-line dilution upon continued investment into the project by Tara and/or other consequent joint venture partners. All other terms of this Agreement shall remain in effect and binding on each party.

9)

Raven and Tara will form a Management Committee consisting of two representatives from each joint venture party. The operator shall present work programs and budgets to the Management Committee for approval.  In the event of a tie vote, the Operator, at the time of a given vote, shall have the deciding vote.

10)

The Management Committee, along with other invited guests as needed, shall meet regularly by teleconference, at a minimum of twice monthly, to make decisions on future work and update all parties on current efforts.

11)

Raven will make all efforts to establish an on-line accounting system to track all costs and exploration spending associated with La Currita, but in any event, such accounting system shall be in place by December 31, 2007. The Management Committee will have access to this system and all information within this system. Tara Gold will be given access to this system for the purposes of migrating relevant information and integrating the relevant information, into its own accounting system.

12)

Tara owns 100% of the Mill, has the rights to 100% of the revenue generated from the Mill, is the operator of the Mill, and will operate the Mill until Tara recovers the operating capital it has already expended into the Mill (Estimated at 3 months). Tara will provide a summary of Mill expenditures to Raven. Raven will supply the capital to release all employees working at the Mill (Estimated $40,000) so that Tara can rehire these employees and remove any future financial liability to Raven from Mill operations. Upon recovery of its total investment, (Estimated at $400,000, Tara to provide Raven with statements of expenditures with supporting documentation) the Mill will be jointly owned by the parties at the participation interest earned and future decisions regarding the Mill will be based on the participation interests.

13)

It is understood that Tara has an agreement with Paramount Gold Mining Corp, which it holds under the “San Miguel Joint Venture Agreement” dated August 3rd, 2005 to supply and process ore at the Mill at a minimum rate of 75 tons per day and its first right of refusal to participate in any Mill improvements that will increase the daily capacity of the Mill. Tara will make all efforts to dissolve this term from the “San Miguel Joint Venture Agreement”.

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14)

In the event either party desires, at any time, to sell, transfer, assign or otherwise dispose of any of their interests in the La Currita Groupings (whether now held or hereafter acquired) (the "Offered Interest"), or receives a bona fide offer from a third party to purchase such Offered Interest, the selling party shall deliver a notice (the "Notice") to the other party stating (i) the selling party's bona fide intention to sell or transfer the Offered Interest, (ii) the amount of such Offered Interest to be sold or transferred, (iii) the price for which the selling party proposes to sell or transfer such Offered Interest, (iv) the name of the proposed Investor or transferee, or class of Investor or transferee, and (v) all other material terms and provisions relating to the proposed sale or transfer, including an executed copy of the proposed transfer document. Within thirty (30) days after receipt of the Notice, the other party may elect in writing to purchase all or any part of the Offered Interest to which the Notice refers, at the price per share and the other terms and provisions of sale specified in the Notice. The closing shall then be held thirty (30) days following the other party’s exercise of its purchase rights hereunder.  Full payment for all of the Offered Interest to which the Notice refers and with respect to which the other party elects to purchase shall be made by cash or check in US funds to the selling party upon transfer of such interest.

15)

Any future economic benefits gained through La Currita and the Mill will be divided according to the participation interest of each party at the time of benefit.

16)

Subject to any disclosure requirements as promulgated by the Securities and Exchange Commission, the parties agree to consult each other and agree on joint news releases in the event of any public disclosure.  Furthermore, all news releases shall be jointly reviewed and released with the following format included at the beginning of each news release: “CHICAGO, “Appropriate Date” (MARKETWIRE) – (Other OTC: TRGD.PK) Tara Gold Resources Corp. and Raven Gold Corp (“ABCI.PK”) are pleased to announce…”. This text may be revised by Tara at any time.

17)

If Raven Gold securities become de-listed from the stock exchange, for any reason and for a maximum period of 3 months time, then any cumulative share payments already made to Tara will be converted at a price of US $0.75 per share and payments will be forwarded to Tara at a rate of $75,000 per month, beginning the 1st day of the month following the delisting and continuing on the 1st day of every month until all the shares are converted to cash. Upon delisting, any future share payments will be made at the time outlined in the Agreement except that the payment will be in cash, equivalent to the conversion of the shares at US $0.75 per share owed to Tara.

18)

In the event that Raven fails to obtain its 60% interest in La Currita, pursuant to paragraph 4, Raven will retain only the silent, non-voting, participation interest that it has fully earned by meeting all of the requirements contained in paragraphs 1 and/or 3. Raven’s silent, non-voting, participation interest, at the time of dissolution of Agreement, shall be subject to straight-line dilution upon continued investment into the project by Tara Gold and/or other consequent joint venture partners of the La Currita Groupings. This clause will be extended to and be included in all future joint venture agreements for the La Currita Groupings with Raven.

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19)

The agreements of the respective parties to the Agreement shall be binding on the parties’ respective successors and assigns.

20)

This Agreement is the sole and complete expression of the understandings and agreements of the parties hereto and may not be amended or altered in any way, except in writing executed by all parties hereto.  This Agreement supersedes any and all prior or contemporaneous agreements of the parties, whether written or oral.

21)

The provisions of the Agreement are contractual and are enforceable as such.

22)

This Agreement may be executed in counterparts, and if so executed, each counterpart shall be deemed an original.

23)

Neither the parties hereto or the parties’ respective attorneys shall be deemed the drafter of this Agreement in any litigation, or other proceeding which hereafter may arise between or among them.

24)

Any dispute which may arise under the Agreement shall be governed by the laws of the State of Illinois.  The parties each hereby submit to the jurisdiction of the Illinois courts and to venue in Cook County for resolution of any dispute that may arise under the Agreement.

25)

Neither party has relied upon the representations made by the other in entering into this Agreement and have been responsible for their own due diligence.

Kindly signify your acceptance of the terms contained herein by signing in the appropriate space below and returning a copy of the fully executed Agreement to Tara to the attention of the President by facsimile at 630-456-4135.  Upon receipt by facsimile as aforesaid, the Agreement will be considered executed and a binding obligation of the parties will have been formed.

The above noted terms are hereby accepted this 3rd day of May, 2007.

TARA GOLD RESOURCES CORP.

Per:

/s/Francis R Biscan Jr

Francis R. Biscan Jr., President and CEO

RAVEN GOLD CORP.

Per:

/s/GH

Gary Haukeland, CEO and Director

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Schedule A

La Currita Groupings

NAME OF ESTATE

TITLE NUMBER

SURFACE (HS)

SULEMA 2

191332

15-82-80

EL ROSARIO

185236

10-95-68

LA CURRA

186172

37-65-9294

LA CURRITA

             99/2515 (Pending)

            13-88-1337

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Schedule B

Joint Venture Agreement of August 23, 2006

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Schedule C

Amendment No. 1 to Joint Venture Agreement

Dated March 30, 2007

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